CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2015, relating to the financial statements and financial highlights which appears in the November 30, 2014 Annual Report to Shareholders of State Farm Growth Fund, State Farm Balanced Fund, State Farm Interim Fund, and State Farm Municipal Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2015